SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                                 Amendment No. 1

                     First Litchfield Financial Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   320724 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [X]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  320724  10 7                13G                    Page 1 of 4 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William J. Sweetman

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
              Not Applicable.
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

              Connecticut, U.S.A.

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           95,923
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         95,923
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     95,923

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
      Not Applicable.
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  320724  10 7              13G                      Page 2 of 4 Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:

            First Litchfield Financial Corporation

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            13 North Street, Litchfield, Connecticut 06759

________________________________________________________________________________
Item 2(a).  Name of Person Filing:

            William J. Sweetman

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            101 Talmadge Lane, Litchfield, CT 06759

________________________________________________________________________________
Item 2(c).  Citizenship:

            Connecticut, U.S.A.

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

            Common Stock

________________________________________________________________________________
Item 2(e).  CUSIP Number:

            320724  10 7

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            Not Applicable.

CUSIP No. 320724  10 7                13G                     Page 3 of 4 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          95,923
          ______________________________________________________________________

     (b)  Percent of class:

          6.0%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote      95,923

          (ii)  Shared power to vote or to direct the vote      0

          (iii) Sole power to dispose or to direct the disposition of    95,923

          (iv)  Shared power to dispose or to direct the disposition of    0


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable.

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable.

________________________________________________________________________________
Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable.

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

         Not Applicable.

________________________________________________________________________________
Item 10.  Certifications.

          Not Applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    March 29, 2001
                                        ----------------------------------------
                                                        (Date)


                                                /s/ William J. Sweetman
                                        ----------------------------------------
                                                      (Signature)


                                                    William J. Sweetman
                                        ----------------------------------------
                                                      (Name/Title)